Exhibit 99.1

news release

Investor Contact	FOR IMMEDIATE RELEASE
John Springer
Vice President
Investor Relations
630.468.4797

SIRVA Announces Resignation of Brian Kelley as President and CEO; Board Appoints Robert Tieken as Interim CEO

CHICAGO, March 9, 2007 — SIRVA, Inc. (NYSE: SIR), a global relocation services provider, today announced that Brian Kelley has resigned, effective April 1, 2007, as President and CEO and director.  Mr. Kelley is leaving SIRVA to join Coca-Cola North America.  Robert Tieken, current Chairman of the Audit Committee of SIRVA’s Board of Directors and former executive vice president and chief financial officer of The Goodyear Tire & Rubber Company, has been appointed interim CEO.

The Company will continue to deliver value-added services to its relocation and moving customers, as well as maintain its valued relationships with its agents.  In addition to his extensive corporate experience and financial management skills, Robert Tieken has been intimately involved in SIRVA management oversight as a board member since July 2006.

“SIRVA’s entire leadership team and I will continue to focus on the end goal of increasing shareholder value, while providing the highest level of service to our customers,” said Robert Tieken.  “We also will continue to focus on improving the Company’s financial performance and capital structure by becoming current in our financial reporting and executing our business plan.”

John Miller, the Chairman of SIRVA’s Board of Directors, stated, “On behalf of SIRVA’s Board, I would like to recognize the commitment and energy Brian devoted to SIRVA over the last five years.  We wish him well in his future endeavors.”

Brian Kelley stated, “I appreciate the opportunity I have had to be the President and CEO of SIRVA these past five years.  I have the utmost confidence in SIRVA’s very talented and dedicated management team, which will support Bob and the Board through the Company’s continued progress.  I wish SIRVA and all of its associates success in the future.”

SIRVA’s Board of Directors has engaged an executive search firm to identify candidates for the CEO position.

Mr. Tieken was elected to SIRVA’s Board of Directors in July 2006 and was named chairman of its Audit Committee in December 2006.  Mr. Tieken was the executive vice president and chief financial officer of The Goodyear Tire & Rubber Company from 1994 until his retirement in May 2004.  Mr. Tieken also serves as a director and chairman of the audit committee of Graphic Packaging Corporation.

About SIRVA, Inc.

SIRVA, Inc. is a leading provider of relocation solutions to a well-established and diverse customer base around the world.  The Company handles all aspects of relocation, including home purchase and home sale services, household goods moving, mortgage services and title insurance.  SIRVA conducts more than 300,000 relocations per year, transferring corporate and government employees along with individual consumers.  The Company operates in more than 40 countries with over 5,000 employees and an extensive network of agents and service providers. SIRVA’s well-recognized brands include ADAM, Allied, Allied Arthur Pierre, Allied International, Allied Pickfords, Allied Special Products, Allied Varekamp, DJK Residential, Global, Huet International, Kungsholms, Majortrans, northAmerican, northAmerican International, Pickfords, Rettenmayer, SIRVA Mortgage, SIRVA Relocation and SIRVA Settlement.

More information about SIRVA can be found on the Company’s Web site at www.sirva.com.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not historical, but are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon SIRVA, Inc. and its subsidiaries.  There can be no assurance that future developments affecting the Company will be those anticipated by management.  These forward-looking statements are not a guarantee of future performance and involve risks, uncertainties and other factors, including without limitation those described under the caption “Item 1A. Risk Factors” and other risks described in our 2005 Annual Report on Form 10-K.  We do not intend, and are under no obligation, to update any particular forward-looking statement included in this release.